ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 17, 2004

BY AND AMONG

YFC 355 CORP., a Nevada corporation,

YFC 355 Subsidiary Corp., a California corporation

AND

Simbajamba Mines Ltd., a Samoan corporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of June 17, 2004, is by and among YFC 355 CORP., a Nevada corporation ("YFC 355"), YFC 355 Subsidiary Corp., a California corporation and wholly owned subsidiary of YFC 355 ("MERGER SUB") and Simbajamba Mines Ltd., a Samoan corporation ("SIMBA").

Whereas, the Boards of Directors of YFC 355, MERGER SUB and SIMBA each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between YFC 355, MERGER SUB, and SIMBA and supersedes and replaces all prior or existing written and oral agreements between YFC 355, MERGER SUB, and SIMBA with respect to the subject matter hereof;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

Whereas, YFC 355, MERGER SUB and SIMBA desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, YFC 355, MERGER SUB and SIMBA hereby agree as follows:

ARTICLE 1

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California (the "CGCL"), MERGER SUB shall be merged with and into SIMBA (the "Merger"). Following the Merger, SIMBA shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of MERGER SUB shall cease. SIMBA shall continue its existence as a wholly owned subsidiary of YFC 355. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of SIMBA and MERGER SUB, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of California for filing pursuant to the CGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of California in accordance with the CGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of MERGER SUB shall vest in the Surviving Corporation, and all debts, liabilities and duties of MERGER SUB shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, SIMBA shall remain a wholly owned subsidiary of YFC 355.

Section 1.5. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws, or other appropriate governing documents of SIMBA in the respective forms delivered by SIMBA to YFC 355 prior to the date of this Agreement will remain in the name of Simbajamba Mines, Ltd. or such other name as YFC 355 may determine. The Articles of Incorporation and Bylaws of SIMBA will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors and Officers of MERGER SUB. At or prior to the Effective Time, YFC 355 agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of MERGER SUB to be one (1) person and (ii) to cause Anthony DeMint, (the "YFC 355 Designee") to be elected as the sole director of MERGER SUB.

(b) Board of Directors and Officers of YFC 355. At or prior to the Effective Time, each of SIMBA and YFC 355 agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of YFC 355 to be five (5) persons and (ii) to cause Mark Smyth, Nik Zuks, Destino Maiala, John Cross, and Nitin Amersey (the "SIMBA Designees") to be elected as directors of YFC 355. If the SIMBA Designees, respectively, shall decline or be unable to serve as a director prior to the Effective Time, SIMBA shall nominate another person to serve in such person's stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Nik Zuks shall be President, Shane Healey shall be Treasurer and Chief Financial Officer and Nickie Ross shall be Secretary of the Surviving Corporation and YFC 355.

Section 1.7. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $0.001 per share, of SIMBA (individually a "SIMBA Share" and collectively, the "SIMBA Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SIMBA, YFC 355, MERGER SUB or the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate formerly representing such share, four (4) shares of YFC 355's Common Stock, par value $0.001 per share. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of YFC 355 Common Stock or SIMBA Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of YFC 355 Common Stock into which each share of SIMBA Common Stock will be converted as a result of the Merger will be adjusted appropriately.

(b) SIMBA hereby acknowledges that (i) the YFC 355 Shares have not been and will not be registered under the Securities Act of 1933 ("1933 Act") or under the securities laws of any state. YFC 355 intends to file an Application for the purpose of qualifying, under the California Securities Law, the issuance of shares of YFC 355 Common Stock to SIMBA shareholders upon consummation of the Merger. If the California Department of Corporations grants YFC 355 the Permit, then the securities to be issued by YFC 355 will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act.

(c) At the Effective Time, each SIMBA Share held in the treasury of SIMBA, by SIMBA immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SIMBA, MERGER SUB or YFC 355 be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(d) Prior to the date of this Agreement or at the Effective Time, YFC 355 has amended its Certificate of Incorporation to increase its authorized common stock from 20,000,000 shares to 100,000,000 shares, par value $0.001 and increase its authorized preferred stock from 5,000,000 shares, par value $0.001, to 10,000,000 shares, par value $0.001.

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, YFC 355 shall enter into an agreement with, and shall deposit with, Stoecklein Law Group, or such other agent or agents as may be satisfactory to YFC 355 and SIMBA (the "Exchange Agent"), for the benefit of the holders of SIMBA Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of YFC 355 Shares to be issued to holders of SIMBA Shares issuable pursuant to Section 1.7 in exchange for outstanding SIMBA Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding SIMBA Shares (the "Certificates") whose shares were converted into the right to receive YFC 355 Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SIMBA and YFC 355 may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing YFC 355 Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole YFC 355 Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of SIMBA Shares which are not registered in the transfer records of SIMBA, a certificate representing the proper number of YFC 355 Shares may be issued to a transferee if the Certificate representing such SIMBA Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or YFC 355 to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing YFC 355 Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to YFC 355 Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the YFC 355 Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for SIMBA Shares or YFC 355 Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such YFC 355 Shares and cash in lieu of fractional YFC 355 Shares, if any, as may be required pursuant to this Agreement; provided, however, that YFC 355 or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All YFC 355 Shares issued upon the surrender for exchange of SIMBA Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such SIMBA Shares. There shall be no further registration of transfers on the stock transfer books of either of SIMBA or YFC 355 of the SIMBA Shares or YFC 355 Shares, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to YFC 355 for any reason, they shall be canceled and exchanged as provided in this Article 1.

(f) No fractional YFC 355 Shares shall be issued in the Merger, but in lieu thereof each holder of SIMBA Shares otherwise entitled to a fractional YFC 355 Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase SIMBA Shares, if any (a "SIMBA Stock Option" or collectively, "SIMBA Stock Options") issued pursuant to any SIMBA Stock Option Plan or SIMBA Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, SIMBA or YFC 355 reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest YFC 355 with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SIMBA, the officers and directors of YFC 355 and SIMBA are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of YFC 355

Except as set forth on the Disclosure Schedule delivered by YFC 355 and MERGER SUB to SIMBA (the "YFC 355 Disclosure Schedule"), YFC 355 and MERGER SUB hereby represent and warrant to SIMBA as follows:

Section 2.1. Organization and Qualification.

(a) Each of YFC 355 and MERGER SUB is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on YFC 355. When used in connection with YFC 355, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of YFC 355, other than any change or effect arising out of general economic conditions unrelated to any business in which YFC 355 is engaged, or (ii) that may impair the ability of YFC 355 to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) YFC 355 has heretofore delivered to SIMBA accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of YFC 355. Except as set forth on Schedule 2.1 of the YFC 355 Disclosure Schedule, YFC 355 is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on YFC 355.

Section 2.2. Capitalization of YFC 355.

(a) The authorized capital stock of YFC 355 consists of: (i) Twenty Million (20,000,000) YFC 355 Common Shares, par value $0.001 per share, of which, as of June 30, 2004, approximately Eight Million Four Hundred Four Thousand Three Hundred Seventy (8,404,370) YFC 355 Shares were issued and outstanding, (ii) Five Million (5,000,000) YFC 355 Preferred Shares, par value $0.001 per share, of which, as of June 30, 2004 there were no preferred shares outstanding, and no YFC 355 Shares were held in treasury. The authorized capital stock of MERGER SUB consists of Ten Million (10,000,000) shares of common stock ("MERGER SUB Shares"), of which, as of the date of this Agreement, 1,000,000 shares were issued and outstanding. All of the outstanding YFC 355 Shares and MERGER SUB Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of YFC 355 or MERGER SUB, (ii) securities of YFC 355 convertible into or exchangeable for shares of capital stock or voting securities of YFC 355 or MERGER SUB, (iii) options or other rights to acquire from YFC 355 or MERGER SUB and, except as described in the YFC 355 SEC Reports (as defined below), no obligations of YFC 355 or MERGER SUB to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of YFC 355 or MERGER SUB, and (iv) equity equivalents, interests in the ownership or earnings of YFC 355 or MERGER SUB or other similar rights (collectively, "YFC 355 Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the YFC 355 Disclosure Schedule there are no outstanding obligations of YFC 355 or its subsidiaries to repurchase, redeem or otherwise acquire any YFC 355 Securities or stockholder agreements, voting trusts or other agreements or understandings to which YFC 355 is a party or by which it is bound relating to the voting or registration of any shares of capital stock of YFC 355. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The YFC 355 Shares constitute the only class of equity securities of YFC 355 registered or required to be registered under the Exchange Act.

(c) Other than its 100% ownership of MERGER SUB, YFC 355 does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

(d) YFC 355 at or prior to the Effective time shall amend its Articles of Incorporation to increase its authorized common stock from 20,000,000 shares to 100,000,000, par value $0.001 and increase its authorized preferred stock from 5,000,000 shares, par value $0.001 to 10,000,000 shares, par value $0.001.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) YFC 355 and MERGER SUB have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of YFC 355 (the "YFC 355 Board") and the Board of Directors of MERGER SUB and no other corporate proceedings on the part of YFC 355 or MERGER SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding MERGER SUB Shares. This Agreement has been duly and validly executed and delivered by YFC 355 and MERGER SUB and constitutes a valid, legal and binding agreement of YFC 355 and MERGER SUB, enforceable against YFC 355 and MERGER SUB in accordance with its terms.

(b) The YFC 355 Board has resolved to recommend that YFC 355, the sole shareholder of MERGER SUB, approve and adopt this Agreement. The sole shareholder of YFC 355 has provided the shareholder approval for this Merger.

Section 2.4. SEC Reports; Financial Statements.

(a) YFC 355 has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since the filing of its 10-SB during April of 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. YFC 355 has heretofore delivered or promptly will deliver prior to the Effective Date to SIMBA, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, (ii) all Quarterly statements relating to YFC 355 since June of 2000, (all of the foregoing, collectively, the "YFC 355 SEC Reports"). None of such YFC 355 SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of YFC 355 included in the YFC 355 SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of YFC 355 as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the YFC 355 SEC Reports have been so filed.

(b) YFC 355 has heretofore made available or promptly will make available to SIMBA a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by YFC 355 with the SEC pursuant to the Exchange Act.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by YFC 355 for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to shareholders of YFC 355, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act''), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the CGCL, and as set forth on Schedule 2.6 of the YFC 355 Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by YFC 355 and MERGER SUB of this Agreement or the consummation by YFC 355 and MERGER SUB of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on YFC 355 or MERGER SUB and except for the permit authorizing the issuance of the Shares by YFC 355 to SIMBA, pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended.

Except as set forth in Section 2.6 of the YFC 355 Disclosure Schedule, neither the execution, delivery and performance of this Agreement by YFC 355 and MERGER SUB nor the consummation by YFC 355 or MERGER SUB of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of YFC 355 or MERGER SUB, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which YFC 355 is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to YFC 355 or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on YFC 355 or MERGER SUB.

Section 2.7. No Default. Except as set forth in Section 2.7 of the YFC 355 Disclosure Schedule, YFC 355 nor MERGER SUB is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which YFC 355 is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to YFC 355 or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on YFC 355 or MERGER SUB. Except as set forth in Section 2.7 of the YFC 355 Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which YFC 355 is now a party or by which its respective properties or assets may be bound that is material to YFC 355 or MERGER SUB and that has not expired is in full force and effect and is not subject to any material default thereunder of which YFC 355 or MERGER SUB is aware by any party obligated to YFC 355 thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the YFC 355 Disclosure Schedule and except as and to the extent publicly disclosed by YFC 355 in the YFC 355 SEC Reports, as of June 30, 2004, YFC 355 does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of YFC 355 (including the notes thereto) or which would have a Material Adverse Effect on YFC 355. Except as publicly disclosed by YFC 355, since June 30, 2004, YFC 355 has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to YFC 355 having or which reasonably could be expected to have, a Material Adverse Effect on YFC 355. Except as and to the extent publicly disclosed by YFC 355 in the YFC 355 SEC Reports and except as set forth in Section 2.8 of the YFC 355 Disclosure Schedule, since June 30, 2004, there has not been (i) any material change by YFC 355 in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by YFC 355 of any of its assets having a Material Adverse Effect on YFC 355, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by YFC 355 in the YFC 355 SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of YFC 355, threatened against YFC 355 or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on YFC 355 or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by YFC 355 in the YFC 355 SEC Reports, YFC 355 is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on YFC 355 or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by YFC 355 in the YFC 355 SEC Reports, YFC 355 holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'YFC 355 Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on YFC 355. Except as publicly disclosed by YFC 355 in the YFC 355 SEC Reports, YFC 355 is in compliance with the terms of the YFC 355 Permits, except where the failure so to comply would not have a Material Adverse Effect on YFC 355. Except as publicly disclosed by YFC 355 in the YFC 355 SEC Reports, the business of YFC 355 is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on YFC 355. Except as publicly disclosed by YFC 355 in the YFC 355 SEC Reports and the letter received from the SEC regarding the deficiency of information contained in the Schedule 14C, no investigation or review by any Governmental Entity with respect to YFC 355 is pending or, to the knowledge of YFC 355, threatened, nor, to the knowledge of YFC 355, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which YFC 355 reasonably believes will not have a Material Adverse Effect on YFC 355.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the YFC 355 Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by YFC 355 or any entity required to be aggregated with YFC 355 pursuant to Section 414 of the Code (each, a "YFC 355 Employee Plan"), no event has occurred and to the knowledge of YFC 355, no condition or set of circumstances exists in connection with which YFC 355 could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on YFC 355.

(b) (i) No YFC 355 Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each YFC 355 Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the YFC 355 Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any YFC 355 Stock Options, together with the number of YFC 355 Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the YFC 355 Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. YFC 355 has furnished SIMBA with complete copies of the plans pursuant to which the YFC 355 Stock Options were issued. Other than the automatic vesting of YFC 355 Stock Options that may occur without any action on the part of YFC 355 or its officers or directors, YFC 355 has not taken any action that would result in any YFC 355 Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) YFC 355 has made available to SIMBA (i) a description of the terms of employment and compensation arrangements of all officers of YFC 355 and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating YFC 355 to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of YFC 355 who have executed a non-competition agreement with YFC 355 and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of YFC 355 with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of YFC 355 with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the YFC 355 Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any YFC 355 Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of YFC 355, threatened, between YFC 355 and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on YFC 355. Neither YFC 355 nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by YFC 355 or any of its subsidiaries (and neither YFC 355 nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does YFC 355 know of any activities or proceedings of any labor union to organize any of its or employees. YFC 355 has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by YFC 355 in the YFC 355 SEC Reports, (i) YFC 355 is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on YFC 355, which compliance includes, but is not limited to, the possession by YFC 355 of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) YFC 355 has not received written notice of, or, to the knowledge of YFC 355, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on YFC 355; and (iii) to the knowledge of YFC 355, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by YFC 355, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on YFC 355 that are pending or, to the knowledge of YFC 355, threatened against YFC 355 or, to the knowledge of YFC 355, against any person or entity whose liability for any Environmental Claim YFC 355 has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the YFC 355 Disclosure Schedule: (i) YFC 355 has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of YFC 355 and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to YFC 355 have been paid in full or have been provided for in accordance with GAAP on YFC 355's most recent balance sheet which is part of the YFC 355 SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to YFC 355; (iv) to the knowledge of YFC 355 none of the Tax Returns of or with respect to YFC 355 is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to YFC 355 which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. YFC 355 has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on YFC 355; and, to YFC 355's knowledge, all leases pursuant to which YFC 355 leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of YFC 355, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which YFC 355 has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on YFC 355.

Section 2.15. Intellectual Property.

(a) YFC 355 owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "YFC 355 Intellectual Property Rights").

(b) The validity of the YFC 355 Intellectual Property Rights and the title thereto of YFC 355 are not being questioned in any litigation to which YFC 355 is a party.

(c) Except as set forth in Section 2.15(c) of the YFC 355 Disclosure Schedule, the conduct of the business of YFC 355 as now conducted does not, to YFC 355's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any YFC 355 Intellectual Property Rights.

(d) YFC 355 has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where YFC 355 has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. YFC 355 currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding MERGER SUB Shares and the YFC 355 Shares are the only vote of the holders of any class or series of capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither YFC 355 or MERGER SUB nor, to the knowledge of YFC 355 or MERGER SUB, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for the Principal YFC 355 Stockholder ("PCS") and the directors and executive officers of YFC 355, each of whom is listed in Section 2.19 of the YFC 355 Disclosure Schedule, there are no persons who, to the knowledge of YFC 355, may be deemed to be affiliates of YFC 355 under Rule 1-02(b) of Regulation S-X of the SEC (the "YFC 355 Affiliates").

Section 2.20. Certain Business Practices. None of YFC 355 or MERGER SUB or any directors, officers, agents or employees of YFC 355 or MERGER SUB has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the YFC 355 Disclosure Schedule, neither PCS nor any officer or director of YFC 355 has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or YFC 355 Intellectual Property Rights, used in or pertaining to the business of YFC 355, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the YFC 355 Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of YFC 355 Shares.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of YFC 355 or MERGER SUB.

Section 2.24. Disclosure. No representation or warranty of YFC 355 or MERGER SUB in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to SIMBA pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, YFC 355 is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) YFC 355 and MERGER SUB has delivered or otherwise made available to SIMBA true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which YFC 355 and MERGER SUB are a party affecting the obligations of any party thereunder) to which YFC 355 or MERGER SUB is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of YFC 355 or MERGER SUB taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of YFC 355 or MERGER SUB taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which YFC 355 is a party involving employees of YFC 355); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since June 30, 3004; (vi) contracts or agreements with any Governmental Entity, and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "YFC 355 Contracts"). YFC 355 or MERGER SUB is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the YFC 355 Contracts is valid and enforceable in accordance with its terms, and there is no default under any YFC 355 Contract so listed either by YFC 355 or MERGER SUB or, to the knowledge of YFC 355 or MERGER SUB, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by YFC 355 or MERGER SUB or, to the knowledge of YFC 355 or MERGER SUB, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on YFC 355 or MERGER SUB.

(c) No party to any such YFC 355 Contract has given notice to YFC 355 of or made a claim against YFC 355 or MERGER SUB with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on YFC 355 or MERGER SUB.

ARTICLE 3

Representations and Warranties of SIMBA

Except as set forth on the Disclosure Schedule delivered by SIMBA to YFC 355 (the "SIMBA Disclosure Schedule"), SIMBA hereby represents and warrants to YFC 355 as follows:

Section 3.1. Organization and Qualification.

(a) Each of SIMBA and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on SIMBA. When used in connection with SIMBA, the term "Material Adverse Effect'' means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of SIMBA and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which SIMBA and its subsidiaries are engaged, or (ii) that may impair the ability of SIMBA to consummate the transactions contemplated hereby.

(b) SIMBA has heretofore delivered to YFC 355 accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of SIMBA. Each of SIMBA and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on SIMBA.

Section 3.2. Capitalization of SIMBA.

(a) As of the date of this Agreement, the authorized capital stock of SIMBA consists of; (i) Five Million (5,000,000) SIMBA common Shares, $1.00 par value, Three Million Two Hundred Twenty-five Thousand (3,225,000) common Shares were issued and were outstanding. All of the outstanding SIMBA Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the SIMBA Disclosure Schedule, SIMBA is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

(c) Except as set forth in Section 3.2(c) of the SIMBA Disclosure Schedule, between June 10, 2004 and the date hereof, no shares of SIMBA's capital stock have been issued and no SIMBA Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of SIMBA, (ii) securities of SIMBA or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of SIMBA, (iii) options or other rights to acquire from SIMBA or its subsidiaries, or obligations of SIMBA or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SIMBA, or (iv) equity equivalents, interests in the ownership or earnings of SIMBA or its subsidiaries or other similar rights (collectively, "SIMBA Securities"). As of the date hereof, there are no outstanding obligations of SIMBA or any of its subsidiaries to repurchase, redeem or otherwise acquire any SIMBA Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which SIMBA is a party or by which it is bound relating to the voting or registration of any shares of capital stock of SIMBA.

(d) Except as set forth in Section 3.2(d) of the SIMBA Disclosure Schedule, there are no securities of SIMBA convertible into or exchangeable for, no options or other rights to acquire from SIMBA, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of SIMBA.

(e) The SIMBA Shares constitute the only class of equity securities of SIMBA or its subsidiaries.

(f) Except as set forth in Section 3.2(f) of the SIMBA Disclosure Schedule, SIMBA does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) SIMBA has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of SIMBA (the "SIMBA Board"), and no other corporate proceedings on the part of SIMBA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding SIMBA Shares. This Agreement has been duly and validly executed and delivered by SIMBA and constitutes a valid, legal and binding agreement of SIMBA, enforceable against SIMBA in accordance with its terms.

(b) The SIMBA Board has resolved to recommend that the stockholders of SIMBA approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. SIMBA is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by SIMBA for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the SIMBA Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by SIMBA of this Agreement or the consummation by SIMBA of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on SIMBA.

Neither the execution, delivery and performance of this Agreement by SIMBA nor the consummation by SIMBA of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of SIMBA or any of SIMBA's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SIMBA or any of SIMBA's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to SIMBA or any of SIMBA's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on SIMBA.

Section 3.7. No Default. None of SIMBA or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SIMBA or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to SIMBA, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on SIMBA. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SIMBA or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to SIMBA and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which SIMBA is aware by any party obligated to SIMBA or any subsidiary thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by SIMBA, none of SIMBA or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of SIMBA and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on SIMBA. Except as disclosed by SIMBA, none of SIMBA or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to SIMBA or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on SIMBA. Except as and to the extent disclosed by SIMBA there has not been (i) any material change by SIMBA in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by SIMBA of any of its assets having a Material Adverse Effect on SIMBA, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the SIMBA Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of SIMBA, threatened against SIMBA or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on SIMBA or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by SIMBA, none of SIMBA or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on SIMBA or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by SIMBA, SIMBA and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "SIMBA Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on SIMBA. Except as disclosed by SIMBA, SIMBA and its subsidiaries are in compliance with the terms of the SIMBA Permits, except where the failure so to comply would not have a Material Adverse Effect on SIMBA. Except as disclosed by SIMBA, the businesses of SIMBA and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on SIMBA. Except as disclosed by SIMBA no investigation or review by any Governmental Entity with respect to SIMBA or its subsidiaries is pending or, to the knowledge of SIMBA, threatened, nor, to the knowledge of SIMBA, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which SIMBA reasonably believes will not have a Material Adverse Effect on SIMBA.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by SIMBA, any of its subsidiaries or any entity required to be aggregated with SIMBA or any of its subsidiaries pursuant to Section 414 of the Code (each, a "SIMBA Employee Plan"), no event has occurred and, to the knowledge of SIMBA, no condition or set of circumstances exists in connection with which SIMBA or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on SIMBA.

(b) (i) No SIMBA Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each SIMBA Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the SIMBA Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any SIMBA Stock Options, together with the number of SIMBA Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the SIMBA Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. SIMBA has furnished YFC 355 with complete copies of the plans pursuant to which the SIMBA Stock Options were issued. Other than the automatic vesting of SIMBA Stock Options that may occur without any action on the part of SIMBA or its officers or directors, SIMBA has not taken any action that would result in any SIMBA Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) SIMBA has made available to YFC 355 (i) a description of the terms of employment and compensation arrangements of all officers of SIMBA and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating SIMBA to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of SIMBA who have executed a non-competition agreement with SIMBA and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of SIMBA with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the SIMBA with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the SIMBA Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any SIMBA Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of SIMBA threatened, between SIMBA or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on SIMBA. Neither SIMBA nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by SIMBA or any of its subsidiaries (and neither SIMBA nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does SIMBA know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. SIMBA has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by SIMBA, (i) each of SIMBA and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on SIMBA, which compliance includes, but is not limited to, the possession by SIMBA and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of SIMBA or its subsidiaries has received written notice of, or, to the knowledge of SIMBA, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on SIMBA; and (iii) to the knowledge of SIMBA, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by SIMBA, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on SIMBA that are pending or, to the knowledge of SIMBA, threatened against SIMBA or any of its subsidiaries or, to the knowledge of SIMBA, against any person or entity whose liability for any Environmental Claim SIMBA or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the SIMBA Disclosure Schedule: (i) SIMBA and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of SIMBA and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to SIMBA and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on SIMBA's most recent balance sheet which is part of the SIMBA SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to SIMBA or its subsidiaries; (iv) to the knowledge of SIMBA none of the Tax Returns of or with respect to SIMBA or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to SIMBA or any of its subsidiaries which has not been abated or paid in full.

Section 3.14. Title to Property. SIMBA and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on SIMBA; and, to SIMBA's knowledge, all leases pursuant to which SIMBA or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of SIMBA, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which SIMBA or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on SIMBA.

Section 3.15. Intellectual Property.

(a) Each of SIMBA and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "SIMBA Intellectual Property Rights").

(b) Except as set forth in Section 3.15(b) of the SIMBA Disclosure Schedule the validity of the SIMBA Intellectual Property Rights and the title thereto of SIMBA or any subsidiary, as the case may be, is not being questioned in any litigation to which SIMBA or any subsidiary is a party.

(c) The conduct of the business of SIMBA and its subsidiaries as now conducted does not, to SIMBA's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any SIMBA Intellectual Property Rights.

(d) Each of SIMBA and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where SIMBA has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. SIMBA and its subsidiaries maintain general liability and other business insurance that SIMBA believes to be reasonably prudent for its business.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding SIMBA Shares is the only vote of the holders of any class or series of SIMBA's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither SIMBA nor, to the knowledge of SIMBA, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of SIMBA, each of whom is listed in Section 3.19 of the SIMBA Disclosure Schedule, there are no persons who, to the knowledge of SIMBA, may be deemed to be affiliates of SIMBA under Rule 1-02(b) of Regulation S-X of the SEC (the "SIMBA Affiliates").

Section 3.20. Certain Business Practices. None of SIMBA, any of its subsidiaries or any directors, officers, agents or employees of SIMBA or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the SIMBA Disclosure Schedule, no officer or director of SIMBA has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or SIMBA Intellectual Property Rights, used in or pertaining to the business of SIMBA or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the SIMBA Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of SIMBA Shares.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SIMBA.

Section 3.24. Disclosure. No representation or warranty of SIMBA in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to YFC 355 pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, SIMBA is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

(a) SIMBA has delivered or otherwise made available to YFC 355 true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which SIMBA is a party affecting the obligations of any party thereunder) to which SIMBA or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of SIMBA and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of SIMBA and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which SIMBA is a party involving employees of SIMBA); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the "SIMBA Contracts"). Neither SIMBA nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the SIMBA Contracts is valid and enforceable in accordance with its terms, and there is no default under any SIMBA Contract so listed either by SIMBA or, to the knowledge of SIMBA, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by SIMBA or, to the knowledge of SIMBA, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on SIMBA.

(c) No party to any such SIMBA Contract has given notice to SIMBA of or made a claim against SIMBA with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on SIMBA.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of YFC 355. Except as contemplated by this Agreement or as described in Section 4.1 of the YFC 355 Disclosure Schedule, during the period from the date hereof to the Effective Time, YFC 355 will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the YFC 355 Disclosure Schedule, prior to the Effective Time, YFC 355 will not, without the prior written consent of SIMBA:

(a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of YFC 355 (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of YFC 355; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent YFC 355 from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2004 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2004 in amounts previously disclosed to SIMBA (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to YFC 355);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to YFC 355; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to YFC 355;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on YFC 355;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of SIMBA. Except as contemplated by this Agreement or as described in Section 4.2 of the SIMBA Disclosure Schedule during the period from the date hereof to the Effective Time, SIMBA will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the SIMBA Disclosure Schedule, prior to the Effective Time, SIMBA will not, without the prior written consent of:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of SIMBA (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of SIMBA or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent SIMBA or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2004 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2004 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to SIMBA);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to SIMBA; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $50,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to SIMBA and its subsidiaries taken as a whole;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on SIMBA;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the SIMBA contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. SIMBA and YFC 355 shall promptly prepare and file with the SEC a Current Report on Form 8-K within fifteen (15) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) SIMBA, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. Each of SIMBA and MERGER SUB shall take all action necessary, in accordance with the respective General Corporation Law of its respective state or country, and its respective Articles of Incorporation and bylaws, or similar governing documents, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the CGCL and its charter and bylaws, in the case of MERGER SUB and the General Corporation Law of its respective state or country, and its charter and bylaws, in the case of SIMBA. MERGER SUB and SIMBA will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters

Section 4.6. OTC:BB Listing. The parties shall use all reasonable efforts to cause the YFC 355 Shares, upon closing of the Merger, to be quoted on the Over-the-Counter Bulletin Board (OTC:BB).

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, YFC 355 will give SIMBA and its authorized representatives, and SIMBA will give YFC 355 and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, YFC 355 shall furnish to SIMBA, and SIMBA will furnish to YFC 355, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, SIMBA, MERGER SUB and YFC 355 agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the SIMBA and MERGER SUB stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties' present intent to provide after the Effective Time to employees of SIMBA employee benefit plans (other than stock option or other plans involving the potential issuance of securities of YFC 355) which, in the aggregate, are not less favorable than those currently provided by SIMBA, if any. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. SIMBA, and YFC 355 will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with the NASD Over-the-Counter Bulletin Board (OTC:BB) as determined by SIMBA or YFC 355.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, YFC 355 and MERGER SUB shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, (at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) YFC 355 shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to YFC 355, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the CGCL or its certificate of incorporation or bylaws, (ii) YFC 355 will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the CGCL and YFC 355's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to YFC 355 and the Indemnified Party; provided, however, that YFC 355 shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(b) In the event YFC 355 or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of YFC 355 shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, majority stockholders, directors or officers of YFC 355 and SIMBA and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in YFC 355's and SIMBA's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of; YFC 355, MERGER SUB and SIMBA;

(b) this Agreement shall have been approved and adopted by the Board of Directors of YFC 355, MERGER SUB and SIMBA;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

(e) a permit authorizing the issuance of securities pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended, and pursuant to Section 3(a)(10) of the Securities Act of 1933, shall have been obtained.

Section 5.2. Conditions to the Obligations of YFC 355 and MERGER SUB. The obligation of YFC 355 and MERGER SUB to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of SIMBA contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on SIMBA) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing SIMBA shall have delivered to YFC 355 a certificate to that effect;

(b) each of the covenants and obligations of SIMBA to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing SIMBA shall have delivered to YFC 355 a certificate to that effect;

(d) SIMBA shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of SIMBA under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of YFC 355, individually or in the aggregate, have a Material Adverse Effect on SIMBA;

(e) there shall have been no events, changes or effects with respect to SIMBA or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on SIMBA.

Section 5.3. Conditions to the Obligations of SIMBA. The respective obligations of SIMBA to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of YFC 355 and MERGER SUB contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on YFC 355) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing YFC 355 shall have delivered to SIMBA a certificate to that effect;

(b) each of the covenants and obligations of YFC 355 to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing YFC 355 shall have delivered to SIMBA a certificate to that effect; and

(c) there shall have been no events, changes or effects with respect to YFC 355 having or which could reasonably be expected to have a Material Adverse Effect on YFC 355.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by MERGER SUB's or SIMBA's stockholders:

(a) by mutual written consent of YFC 355 and SIMBA;

(b) by SIMBA or YFC 355 if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by September 1, 2004; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by YFC 355 if (i) there shall have been a breach of any representation or warranty on the part of SIMBA set forth in this Agreement, or if any representation or warranty of SIMBA shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by September 1, 2004 (or as otherwise extended), (ii) there shall have been a breach by SIMBA of any of their respective covenants or agreements hereunder having a Material Adverse Effect on SIMBA or materially adversely affecting (or materially delaying) the consummation of the Merger, and SIMBA, as the case may be, has not cured such breach within 20 business days after notice by YFC 355 thereof, provided that YFC 355 has not breached any of its obligations hereunder, (iii) YFC 355 shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) YFC 355 shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

(d) by SIMBA if (i) there shall have been a breach of any representation or warranty on the part of YFC 355 or MERGER SUB set forth in this Agreement, or if any representation or warranty of YFC 355 or MERGER SUB shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by September 1, 2004 (or as otherwise extended), (ii) there shall have been a breach by YFC 355 or MERGER SUB of its covenants or agreements hereunder having a Material Adverse Effect on YFC 355 or materially adversely affecting (or materially delaying) the consummation of the Merger, and YFC 355, as the case may be, has not cured such breach within twenty business days after notice by SIMBA thereof, provided that SIMBA has not breached any of its obligations hereunder, (iii) the YFC 355 Board shall have recommended to MERGER SUB's stockholders a Superior Proposal, (iv) the YFC 355 Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) SIMBA shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) MERGER SUB shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by YFC 355, MERGER SUB and SIMBA at any time before or after approval of the Merger by the stockholders of MERGER SUB and SIMBA (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to SIMBA:

        Mark Smyth

        Simbajamba Mines Ltd

        Level 1, Central Bank of Samoa Building

        Beach Road, Apia, Samoa

with a copy to:

        Stoecklein Law Group

        Donald J. Stoecklein, Esq.

        Suite 400

        402 West Broadway

        San Diego, California 92101

if to YFC 355 or MERGER SUB:

        Anthony N. DeMint

        YFC 355 Corp.

        770 East Warm Springs Rd., Suite 250

        Las Vegas, Nevada 89119

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) "business day" means any day other than a day on which Nasdaq is closed;

(c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) "knowledge'' or "known'' means, with respect to any matter in question, if an executive officer of YFC 355 or SIMBA or its subsidiaries, as the case may be, has actual knowledge of such matter;

(e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) "subsidiary" or "subsidiaries" of YFC 355, SIMBA or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which YFC 355, SIMBA or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of YFC 355, SIMBA or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(Balance of this Page Intentionally Left Blank)

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SIMBA:

Simbajamba Mines Ltd.

a Samoan corporation

By:/s/ Mark Smyth

Mark Smyth, CEO

YFC 355:

YFC 355 Corp.

a Nevada corporation

By:/s/ Anthony N. DeMint

Anthony N. DeMint

President

MERGER SUB:

YFC 355 Subsidiary Corp.

a Nevada corporation

By:/s/ Anthony N. DeMint

Anthony N. DeMint

President

YFC 355 DISCLOSURE SCHEDULE

Schedule 2.1 Organization	See Amended Articles/Bylaws/Minutes

Schedule 2.2(c) Subsidiary	YFC 355 Subsidiary Corp. - 100% owned

Schedule 2.6 Consents & Approvals	None Required

Schedule 2.7 No Default	Not Applicable

Schedule 2.8 No Undisclosed Liability	None Exist

Schedule 2.9 Litigation	None Exist

Schedule 2.10 Compliance with Applicable Law	Not Applicable - full disclosed in 10-KSB

Schedule 2.11 Employee Benefit Plans	Section 2.11(a) Not Applicable - None Exist
Section 2.11(b) No Benefit Plan Exist
Section 2.11( c)No Options Exist
Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws and Regs	Not Applicable

Schedule 2.13 Tax Matters	None Exist

Schedule 2.14 Title to Property	None Exist

Schedule 2.15 Intellectual Property	None Exist

Schedule 2.16 Insurance	None Exist

Schedule 2.17 Vote Required	See MERGER SUB Shareholder Meeting Certificate

Schedule 2.18 Tax Treatment	Not Applicable

Schedule 2.19 Affiliates	Anthony N. DeMint

Schedule 2.20 Certain Business Practices	None Exist

Schedule 2.21 Insider Interest	None Exist

Schedule 2.22 Opinion of Financial Adviser	Waived - None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.1 Conduct of Business	See Amended & Restated Articles

SIMBA DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock	None Exist

Schedule 3.2(c) Capital Stock Rights	None Exist other than as in Articles
50,000 shares issued to SLG
50,000 shares issued to Scothalls

Schedule 3.2(d) Securities conversions	None Exist

Schedule 3.2 (f) Subsidiaries	Simba America Corporation

Schedule 3.6 Consents & Approvals	None Required

Schedule 3.7 No Default	Not Applicable

Schedule 3.8 No Undisclosed Liability	None Exist

Schedule 3.9 Litigation	None Exist

Schedule 3.10 Compliance with Applicable Law	Not Applicable

Schedule 3.11 Employee Benefit Plans	Section 3.11(c) No Options Exist
Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs	Not Applicable

Schedule 3.13 Tax Matters	None Exist

Schedule 3.14 Title to Property	None Exist

Schedule 3.15(b) Intellectual Property	None Exist

Schedule 3.16 Insurance	None Exist

Schedule 3.17 Vote Required	See Shareholder Meeting Certificate

Schedule 3.18 Tax Treatment	Not Applicable

Schedule 3.19 Affiliates	Mark Smyth
Nik Zuks
Shane Healey
Nitin Amersey
Destino Maiala
John Cross
Nickie Ross

Schedule 3.20 Certain Business Practices	None Exist

Schedule 3.21 Insider Interest	None Exist

Schedule 3.22 Opinion of Financial Adviser	Waived - None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.2 Conduct of	See Amended & Restated Articles